Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Amended and Restated Stock Option Plan and the 2010 Stock Incentive Plan of Accretive Health, Inc. of our reports dated March 12, 2010 (except for the “Stock Split” section of Note 2, as to which the date is May 3, 2010), with respect to the consolidated financial statements and schedule of Accretive Health, Inc. for the year ended December 31, 2009, included in its final prospectus to Form S-1, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933.
/s/ Ernst & Young LLP
Chicago, Illinois
November 19, 2010